Exhibit 99.1

Release Immediately

05-15-F

HERCULES REPORTS SECOND QUARTER 2005 RESULTS

WILMINGTON, DE, JULY 28, 2005 . . . Hercules Incorporated (NYSE: HPC) today reported net income for the quarter ended June 30, 2005 of $9.2 million, or $0.08 per diluted share.  This compares with net income of $4.1 million, or $0.04 per diluted share, for the same period of 2004.  Second quarter 2005 net income included pre-tax charges for legal accruals, debt repurchases and severance and restructuring costs aggregating $30.7 million as noted in Table 2.

Earnings from ongoing operations(1) for the second quarter of 2005 were $30.0 million, or $0.27 per diluted share.  This compares to earnings from ongoing operations of $28.2 million, or $0.26 per diluted share, in the second quarter of 2004.  Please refer to Table 2 for a reconciliation of earnings from ongoing operations to reported net income.

Cash flow from operations, year-to-date through the end of June 2005, was $20.0 million, an increase of $54.5 million compared to the same period in 2004.

Net sales in the second quarter of 2005 were $538.6 million, an increase of 6% from the same period last year.  Compared with the second quarter of 2004, the sales increase was driven by 3% increased pricing and 3% from favorable rates of exchange.  Both volume and product mix were flat in the aggregate, with Aqualon and Pulp and Paper delivering 2% and 5% volume increases, respectively.

Second quarter 2005 net sales, as compared to the same period in 2004, increased in all regions of the world except Europe, which was flat.  Net sales increased 8% in North America, 18% in Latin America, and 10% in Asia Pacific.

Reported profit from operations in the second quarter of 2005 was $61.0 million, compared with $64.6 million for the same period in 2004.  Profit from ongoing operations in the second quarter of 2005 was $71.1 million, compared with $75.8 million in the second quarter of 2004.

"Pricing actions implemented across all of our businesses yielded approximately $16 million of sales improvement compared to the second quarter of last year, which helped offset the significant increases in raw material, energy and freight costs", said Craig Rogerson, President and Chief Executive Officer.  "Raw material costs increased approximately $18 million from the second quarter of last year; however, compared to the first quarter of 2005 the increase was only $0.7 million.  Polypropylene costs, which hit record highs in the first quarter, declined throughout the second quarter."

Mr. Rogerson added, "Our Pulp and Paper unit is beginning to benefit from the business model improvements being implemented to reduce its cost structure and organizational complexity.  Unfortunately, the two-month long Finnish paper strike, which concluded in early July, impacted operating profits in the second quarter by approximately $2.9 million or $0.02 per share.  Aqualon continues to deliver solid results; however, we did see weaker than anticipated demand in our important paint and coatings markets in both Asia and Western Europe in the quarter.  We expect demand in these markets to improve in the second half of 2005."

Interest and debt expense was $22.8 million in the second quarter of 2005, down $6.6 million compared with the second quarter of 2004, reflecting lower outstanding debt balances and improved debt mix.  Total debt was $1.175 billion at the end of the second quarter of 2005, a decrease of $65.0 million from year-end 2004.

Capital spending was $15.4 million in the second quarter and $25.9 million year-to-date. Capital expenditures are expected to be $70 million for 2005, approximately equal to depreciation.  Cash outflows for severance were $4.4 million in the quarter and $6.4 million year-to-date.

Segment Results — Reported Basis

In the Performance Products segment, which consists of Pulp and Paper and Aqualon, net sales grew 7% while profit from operations decreased 6% compared with the same quarter in 2004.

In the Pulp and Paper Division, net sales in the second quarter grew 8% and profit from operations was flat compared with the second quarter of 2004.  Growth in sales compared with the second quarter of 2004 was driven by a 5% increase in volume, 4% positive impact from rate of exchange and a 1% increase in price, partially offset by a 2% unfavorable product mix.  Profit from operations reflected higher volumes and lower general and administrative costs, offset by significantly higher raw material, freight and energy costs and higher severance charges.  Operating results were also impacted by the Finnish paper strike.  Severance and restructuring charges taken in the second quarter of 2005 were $6.3 million compared to $4.7 million in the same period of 2004.

Aqualon’s net sales increased 6% while profit from operations decreased 8% in the second quarter as compared with the second quarter of 2004.  Growth in sales compared with the second quarter of 2004 was driven by favorable impacts of 2% from volume, 2% from rate of exchange, 1% from increased price and 1% from product mix.   Profit from operations was negatively impacted by higher raw material, freight, energy and selling, general and administrative costs.

In the Engineered Materials and Additives segment, which consists of FiberVisions and Pinova, net sales in the second quarter decreased 2% compared with the second quarter of 2004.  Results from operations increased $1.8 million compared with the second quarter of 2004.

Second quarter 2005 net sales in FiberVisions decreased 2% compared with the same period in 2004.  Results from operations were essentially flat compared with the second quarter of 2004.  The net sales decrease reflected 14% higher price, 2% favorable rates of exchange and a 1% favorable product mix, offset by 19% lower volume.  Sales prices have increased, not only related to the contractual pricing mechanisms but throughout all market segments.  Lower volumes reflect further declines in diaper coverstock not fully offset by the growing disposable wipes market and planned reductions in low margin market segments where price increases were unsuccessful.  Although polypropylene costs declined in the second quarter as compared to the first quarter of this year, the expected margin expansion was offset by significantly lower volumes and the resulting higher fixed costs per unit.

Pinova’s net sales in the second quarter decreased 4% compared to the second quarter 2004.  Results of operations improved $1.9 million compared to the second quarter of 2004.  The net sales decrease reflected 6% higher prices and 4% favorable product mix, offset by 14% lower volumes.  Results from operations improved due to higher selling prices and improved product mix, partially offset by higher raw material and energy costs.

Outlook

"We continue to drive for profitable growth by focusing on innovation, productivity initiatives, emerging markets and bolt-on acquisitions", said Craig Rogerson.  "During the second half of 2005, we expect higher volumes in Aqualon’s key market segments, including paint and construction, and lower general and administrative costs in Pulp & Paper to drive stronger results.  Cash generation and debt reduction continue to be a priority.  We remain committed to our annual targets of double-digit ongoing earnings per share growth and significantly higher cash flows in 2005 compared to 2004, and continued mitigation of legacy issues."

The Company will maintain its practice of not providing quarterly earnings guidance.

Second Quarter Conference Call and Webcast

The Company will discuss preliminary second quarter 2005 results at 9:00 a.m., EDST today.

Teleconference:                          (973) 409-9256

                                                    Please call 10 to 15 minutes prior to the call.

Webcast:                               Listen-only mode via Internet broadcast from www.herc.com under Shareholder Info.

# # #

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets.  For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions.  Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, changes resulting from ongoing reviews of tax liabilities, ability to raise capital, ability to refinance, ability to execute productivity improvements and reduce costs, business climate, business performance, changes in tax laws or regulations and related liabilities, changes in tax rates, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, asset dispositions, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, the financial capacity of settling insurers, the impact of increased accruals and reserves for such exposures, the outcome of litigation and appeals, and adverse changes in economic and political climates around the world, including terrorist activities, international hostilities and potential natural disasters.  Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements.  As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission.  This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact:                          John S. Riley                          (302) 594-6025

Investor Contact:                          Stuart L. Fornoff                          (302) 594-7151

HERCULES INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in millions, except per share data)

(Unaudited)

Table 1	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2005	2004	2005	2004
Net sales	$538.6	$510.5	$1,043.7	$985.4
Cost of sales	355.3	325.5	696.8	630.6
Selling, general and administrative expenses	99.9	97.9	199.7	195.8
Research and development	10.0	11.7	20.4	22.2
Intangible asset amortization	2.0	2.1	4.0	4.0
Other operating expense, net	10.4	8.7	20.4	21.6
Profit from operations	61.0	64.6	102.4	111.2
Interest and debt expense	22.8	29.4	45.0	59.8
Other expense, net	25.8	26.4	46.9	17.8
Income before income taxes and equity income	12.4	8.8	10.5	33.6
Provision (benefit) for income taxes	3.0	4.8	(3.9)	3.1
Income before equity income	9.4	4.0	14.4	30.5
Equity income (loss) of affiliated companies	(0.2)	0.1	(0.3)	(0.1)
Net income	$ 9.2	$ 4.1	$ 14.1	$ 30.4
Basic earnings per share
	$ 0.08	$ 0.04	$ 0.13	$ 0.28
Diluted earnings per share	$ 0.08	$ 0.04	$ 0.13	$ 0.28
Weighted average # of basic shares (millions)	108.8	107.6	108.6	107.2
Weighted average # of diluted shares (millions)	110.7	108.4	110.5	108.6
Income before income taxes and equity income	12.4	8.8	10.5	33.6
Interest and debt expense	22.8	29.4	45.0	59.8
EBIT(1)	35.2	38.2	55.5	93.4
Depreciation and amortization, net of amortization of debt issuance costs	25.5	25.0	50.9	49.3
EBITDA(1)	60.7	63.2	106.4	142.7

(Unaudited)

Table 1(continued) Segment Data (Dollars in millions)	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2005	2004	2005	2004
Net Sales By Industry Segment
Performance Products	$442.4	$412.0	$ 846.5	$797.5
Engineered Materials and Additives	96.2	98.5	197.2	187.9
Total	$538.6	$510.5	$1,043.7	$985.4
Profit From Operations By Industry Segment
Performance Products	$ 63.4	$ 67.7	$ 113.9	$119.7
Engineered Materials and Additives	0.4	(1.4)	(4.5)	(3.5)
Corporate	(2.8)	(1.7)	(7.0)	(5.0)
Total	$ 61.0	$ 64.6	$ 102.4	$111.2

(Unaudited)

Table 2 Reconciliation to Ongoing Operations	THREE MONTHS ENDED JUNE 30, 2005				THREE MONTHS ENDED JUNE 30, 2004
(Dollars in millions, except per share)	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)(	Diluted EPS	Profit From Operations	EBITDA
From Table 1	$ 9.2	$0.08	$61.0	$60.7	$ 4.1	$0.04	$64.6	$63.2
Asbestos expense, net of insurance settlements	—	—	—	—	1.7	0.01	—	2.6
Legal accruals and settlements(2)	10.2	0.09	—	15.7	—	—	—	—
Severance and restructuring costs	6.2	0.06	9.5	9.5	3.2	0.03	4.9	4.9
Loss on debt prepayment and write-off of debt issuance costs	3.0	0.03	—	4.7	13.9	0.13	—	21.3
Other(3)	0.9	—	0.6	0.8	3.4	0.03	6.3	5.3
Subtotal adjustment items(4)	20.3	0.18	10.1	30.7	22.2	0.20	11.2	34.1
Tax adjustment to the ongoing effective tax rate	0.5	0.01	—	—	1.9	0.02	—	—
Ongoing Operations(1)	$30.0	$0.27	$71.1	$91.4	$28.2	$0.26	$75.8	$97.3

(Unaudited)

Table 3 Reconciliation to Ongoing Operations	SIX MONTHS ENDED JUNE 30, 2005				SIX MONTHS ENDED JUNE 30, 2004
(Dollars in millions, except per share)	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)(	Diluted EPS	Profit From Operations	EBITDA
From Table 1	$14.1	$0.13	$102.4	$106.4	$30.4	$0.28	$111.2	$142.7
Gain on sale of minority interest in CP Kelco	—	—	—	—	(26.0)	(0.24)	—	(26.0)
Asbestos expense, net of insurance settlements	—	—	—	—	1.7	0.01	—	2.6
Legal accruals and settlements(2)	19.6	0.18	—	30.2	4.0	0.04	—	6.2
Severance and restructuring costs	11.8	0.11	18.1	18.1	4.1	0.04	6.3	6.3
Asset Impairments	—	—	—	—	4.4	0.04	6.7	6.7
Loss on debt prepayment and write-off of debt issuance costs	6.3	0.06	—	9.7	18.7	0.17	—	28.8
Accelerated vesting of stock compensation	1.8	0.02	2.8	2.8	—	—	—	—
Other(3)	1.5	—	1.9	1.3	6.3	0.06	10.1	9.7
Subtotal adjustment items(4)	41.0	0.37	22.8	62.1	13.2	0.12	23.1	34.3
Tax adjustment to the ongoing effective tax rate	(4.6)	(0.04)	—	—	0.3	0.01	—	—
Ongoing Operations(1)	$50.5	$0.46	$125.2	$168.5	$43.9	$0.41	$134.3	$177.0

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

Table 4	JUNE 30	Dec. 31
	2005	2004
Assets

Current assets
Cash and cash equivalents	$ 59.0	$ 126.5
Accounts receivable, net	343.1	346.7
Inventories	201.9	189.4
Other current assets	128.3	109.7
Total current assets	732.3	772.3
Property, plant and equipment, net	644.4	695.4
Other assets	1,160.4	1,242.5
Total assets	$2,537.1	$2,710.2
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$ 190.5	$ 197.8
Other current liabilities	258.7	264.0
Current debt obligations	22.5	29.8
Total current liabilities	471.7	491.6
Long-term debt	1,152.6	1,210.3
Other liabilities	851.5	911.4
Total liabilities
	2,475.8	2,613.3
Total stockholders' equity	61.3	96.9
Total liabilities and stockholders' equity	$2,537.1	$2,710.2

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Dollars in millions)

  (Unaudited)

Table 5	SIX MONTHS ENDED JUNE 30
	2005	2004
Cash Flows from Operating Activities:

Net income	$ 14.1	$ 30.4
Adjustments to reconcile net income to cash provided (used) from operations:
Depreciation and amortization	52.0	51.2
Deferred income tax provision and income taxes payable	(8.7)	(25.6)
Other noncash charges and credits	6.3	2.6
Working capital, net	(27.1)	(29.2)
        Asbestos-related assets and liabilities, net
	15.3	(26.3)
Pension and postretirement benefits	(31.3)	(25.9)
Non-current assets and liabilities, net	(0.6)	(11.7)
Net cash provided (used) by operating activities	20.0	(34.5)
Cash Flows from Investing Activities:
Capital expenditures	(25.9)	(30.5)
Proceeds from investment and fixed asset disposals/other	3.2	28.9
Net cash provided (used) by investing activities	(22.7)	(1.6)
Cash Flows from Financing Activities:
Net change in debt	(63.3)	4.9
Treasury stock issued / Other	2.0	0.8
Net cash provided (used) by financing activities	(61.3)	5.7
Effect of exchange rate changes on cash	(3.5)	(0.9)
Net (decrease) increase in cash and cash equivalents	(67.5)	(31.3)
Cash and cash equivalents at beginning of period	126.5	126.3
Cash and cash equivalents at end of period	$ 59.0	$ 95.0

NOTES:

(1)      Ongoing operations and EBITDA are non-GAAP financial measures.  The ongoing operations include Pulp and Paper, Aqualon, FiberVisions and Pinova.  Results from ongoing operations exclude impairment charges for certain facilities within these businesses, which will have no further operating impact, charges related to divested businesses, litigation against and settlements with the Company's insurance carriers, executive retirement benefits, and legal accruals and settlements.  It also excludes the impact of special items -- most notably the prepayment and refinancing of long-term debt.

    EBITDA is calculated as net income before income taxes plus interest and debt expense, depreciation and amortization, net of amortization of debt issuance costs.

    EBIT and EBITDA are measures commonly used by the capital markets to value enterprises.  Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates.  Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Hercules and other companies.  In addition, EBITDA is considered a reasonable approximation of gross cash flow and is one of the measures used for determining debt covenant compliance.  Management believes that EBIT and EBITDA information is useful to investors for these reasons.  This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

(2)      These accruals relate to non-asbestos litigation matters.

(3)     Other includes gains and losses related to formerly divested businesses, special executive retirement benefit costs, tax restatement costs, and other costs.

(4)    Adjustment items have been tax effected at the U.S. federal statutory tax rate of 35% for 2005 and 2004, except the 2004 gain on the sale of CP Kelco, which had nominal net taxes.